EXHIBIT 99.1

April 30, 2004

Dear Fellow Stockholder:

Since we met last September, our company has taken many important steps to become the preeminent developer of independent negative power systems. In addition, as a result of recent changes in the energy industry, many positive steps have been taken to change the current regulatory structure in order to promote the growth of demand response trading. Our last Annual Meeting of Stockholders was shortly after the historic power outage of August 14, 2003, an event in which millions of customers lost power and billions of dollars in economic consequences! This blackout shook the energy industry and led political leaders and regulators to call for change. When we met last year, we were just beginning to digest the extent of the outage and its impact on the industry. While we suspected it would lead to significant change throughout the industry, and opportunity for Electric City, we could not fully appreciate the fundamental shift in industry thinking that was beginning to take place. At this year’s meeting and in this letter to shareholders, we will provide our sense of what has occurred and the significant opportunities now enjoyed by Electric City.

A Historic Blackout Followed by Regulatory Push for Change – Growth in Demand Response (Negative Power) Trading

The blackout on August 14, 2003 showed that our entire energy infrastructure is under great strain due to the combination of aging equipment, growing population and growing peak demand. These three factors contribute to a deteriorating load factor across the industry, placing increased pressure on the electric grid and consuming large amounts of capital to support generating capacity that may be used only a few days a year. As is illustrated in the following graph which depicts the U.S. annual electricity load curve, the peak load demand relative to the average load demand (the “load factor”) has been growing every year — leading to inefficient use of capital in the electric utility industry. The blackout of August 14th opened the eyes of our community, regulators, elected officials and industry leaders to this reality. The follow up to the blackout from these stakeholders has resulted in energy task force reviews by the U. S. Department of Energy, the Government of Canada and many states in the U.S. Importantly from our perspective, most of these studies have cited demand response as a necessary and critical part of the long-term solution to the problems facing the industry.

Since the blackout of August 14th, the industry has seen a renewed push for the development of demand response systems. This trend has been led by the Federal Energy Regulatory Commission (FERC) and followed by state regulators as they look for new ways to approach peak demand and possibly avoid similar blackouts in the future. The Joint US/Canadian Task Force Report on the August 14th blackout noted that if the region had 2,000 Megawatts of controllable demand response (not customer voluntary participation systems which are not immediately callable) available to it on that day, much of the outage could have been avoided. This finding is recognition of the fact that scalable demand response not only has value within a larger wholesale trading market, but also provides direct value to the transmission and distribution grid.

Other members of FERC have now called for aggressive promotion of demand response and the creation of a market that would spur the growth of competitive system development. In December of 2003, FERC Commissioner Nora Mead Brownell stated, “Without demand response, the market-place doesn’t work as well as it does with it. In fact, if you don’t have demand response in the market, you don’t have a fully developed market.” Commissioner Mead Brownell had earlier also pointed to the positive effect demand response can have on the markets in general and on transmission company’s power purchases, stating “Because it is estimated that demand response of very small proportions can have a real effect on market prices, demand response programs are a necessary component of a successful transition to competition.”

How Specific Markets, Utilities and Diversified Energy Companies are Developing Demand Response

While we believe traditional thinkers in the electric industry will most likely miss the wave of early adoption, certain irrefutable facts are leading to growth of demand response as it becomes a small, but important part of the energy industry. For the past several years as technology has evolved from developers like Electric City, the market for demand response has been building. A handful of enlightened utilities began the process of integrating competitive, dispatchable, measurable and verifiable demand response into their long-term resource plans.

Just as Priceline/Travelocity/Orbitz have become natural load factor improvement/hedging instruments in the airline industry, we believe that negative energy/demand response is going to become an integral part of the energy industry because the industry must address the challenges created by its ever growing peak demand and deteriorating load factor. Growing peak demand contributes to financial strain on the industry as transmission, distribution and peak generating plants go unused much of the time, resulting in extremely inefficient use of investor, consumer and capital market resources. In order for demand response to become a natural hedging instrument it must be competitive with traditional supply resources in both the capacity and energy markets. In addition, demand response must be fully available, dispatchable/controllable, automatic and measurable during the standard 5 by 16 hourly trading market. Electric City’s Virtual “Negawatt” Power Plan system fulfills these market requirements perfectly!

Since the blackout of August 14th and the regulatory fallout that followed, there has been a proliferation of utility-based demand response programs and requests for proposals for long-term resources issued by utilities. These resource requests have come in the form of capacity and energy resource contracts. The industry seems to be beginning to discover that utilizing demand response as an energy resource within the top portion of an annual load curve can be economically competitive, which in turn supports the deployment of capital to pay for technology based systems that can deliver fully-dispatchable, reliable, automatic and measurable demand response. We believe that technology-based systems, like our EnergySaver/GlobalCommander VNPP system, are systems that a utility operator or wholesale trading operation can truly rely upon as a hedging resource.

Leading the Industry with the First Utility Contracts for Independent, Negative Power

While so much of our discussion has been focused on the general trends in support of demand response and the fallout of the blackout and the resulting regulatory steps, it is important to point out how much we have accomplished in the past four years, and specifically the recent past, at Electric City. Most important, we believe, is our growing list of scalable customers and our initial contract to develop 50 Megawatts of demand response for ComEd – the electric utility serving northern Illinois. We have also recently been chosen to develop a demand response system for Xcel Energy – the electric utility serving the Denver area, and reached an initial agreement which could lead to the development of a large-scale VNPP system with Enersource – the electric utility serving a large portion of Ontario, Canada – a system that could grown to 300 megawatts.

During 2003 we focused on driving Electric City to profitability, while building our backlog of commercial sales and utility VNPP projects. The most important milestone reached in 2003 was the completion of our contract to develop the 50-megawatt VNPP system for ComEd in the Chicago area. We believe this contract represents the largest demand response system under development in North America! We also believe it represents the first contract whereby a developer like Electric City has contracted to supply a utility with demand response over a long-term, 10-year economic structure. Perhaps as significant was the fact that we completed our agreement with ComEd prior to the blackout on August 14th, establishing important credibility before the industry’s eyes were opened as a result of the historic outage. As a result of our ComEd project, we have been cited as one of the leaders in the development of competitive demand response systems by many industry observers, including references to Electric City in the Ontario Government’s Energy Task Force report. With just our first contract, we believe we have surpassed almost every other power technology firm in our space and established key credibility with one of the leading utilities in the nation, setting a solid foundation to build off of with other utilities.

So, how will Electric City make money out of all of this? We believe that we will profit in two ways – through the sale of our EnergySaver/GlobalCommander equipment as we develop systems, and through the sale of negative energy into open energy markets as those markets evolve and as we gain scale with our VNPP systems. We have set a goal to build up to 700 megawatts of VNPP systems over the next few years. When we reflect on the huge scale of the energy marketplace in North America alone, we believe this is an attainable goal.

Leading the Industry in the Aggregation of Customer Load

Just as important as our utility project development is the fact that we have customers. We have customers who continue to buy the EnergySaver from us, but more importantly we are signing up nationally recognized customers to participate in our VNPP program every day in Chicago. Essentially, our Chicago system has given us the calling card to secure agreements with national customers and, as a result, pre-aggregate load for demand response across the country. Going back to the Orbitz/Priceline/Travelocity analogy, imagine if they could contract with large corporations and consulting firms to be able to move their travelers on and off of aircraft with the push of a button? Once they could control, lets say, one million travelers on any given Friday evening, they could guarantee load shift to airlines – allowing airlines to buy or lease fewer aircraft, thereby reducing their fixed costs. That is what we are doing with our VNPP in the energy space. While we have announced several large scalable customers in the past few months including Dean Foods, Galyans, Heinz, Meijer Stores and others, rest assured we have signed up others, many of which are national accounts. We believe that when you have control over the customers’ load, you get the attention of electric utilities. When we are joined by these customers and approach utilities hand in hand, we really get the utility’s attention and improve our ability to negotiate VNPP structures and to win utility RFPs for long-term resources. We believe this was how we were able to win a contract from Xcel Energy in the Denver area.

It is our hope that as we continue to aggregate customer load through our VNPP systems, and as the market for tradable demand response becomes a reality, we will no longer need utility agreements and will simply develop, own and operate negative energy systems in conjunction with our customers.

Electric City is Executing our Plan for Virtual “Negawatt” Power – And the Industry is Finally Ready

As we have stated in the past, we have been carefully following a long-term business plan designed to deliver scalable growth and strong operating results that will lead to consistent increases in shareholder value. In 2003, we achieved several milestones on this plan as we saw over a 100% increase in stock price. Our plan has been centered on building a strong customer base, maintaining strength on our balance sheet with industry leading strategic investors and bringing a new business solution to the energy industry – our VNPP Virtual “Negawatt” Power Plan.

The heart of our plan is to be the only public company solely focused on energy savings/power management technologies integrated into the development of independent negative power systems. The foundation for this vision is our increasing customer base and our initial utility VNPP projects, including our 50-megawatt project with ComEd in Chicago, our initial project with Xcel Energy in Denver and our memorandum of understanding with Enersource in Ontario, Canada. Taken together, we already have relationships that could lead to the development of approximately 350 megawatts in demand response significantly contributing to our goal to develop 700 megawatts over the next handful of years. Assuming all of the trends we have discussed herein continue to move in the direction they have been moving in since August 14, 2003, we believe this plan is achievable. During 2004, we will be working to add new utility VNPP projects, with the objective of getting us closer to our 700-megawatt goal.

In addition to this longer-range goal, we have a very simple short term goal – execute what we have and approach consistent profitability. That means we have to execute on ComEd, Xcel Energy and Enersource and our $4 million project with the Chicago Public Schools. We have the contracts in hand which should move us toward profitability and we are focusing on their execution. Therefore, our 2004 plan is very simple: add more utility VNPP developments; execute on ComEd/Xcel/Ontario/Chicago Public Schools; grow revenues; and continue to improve our operating performance. Electric City has overcome a lot while we have consistently built our plan one step at a time and we are committed to continuing this trend in 2004 and beyond.

On behalf of all of our employees, the board of directors and our management team, we sincerely thank you for your support of Electric City. Most importantly, thank you for investing in Electric City. We look forward to seeing you all at our Annual Meeting on the May 26th.

Sincerely,

/s/ John Mitola
John Mitola
Chief Executive Officer